 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 31, 2013
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES, UP NINE PERCENT,
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

Gross Margin Improvement of 140 Basis Points Compared to First Quarter 2013
SG&A Expense Down 220 Basis Points Compared to First Quarter 2013
R&D Expense Down 90 Basis Points Compared to First Quarter 2013
Inventory Reduction of $3.0 Million Year to Date

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $109.9 million for the quarter ended June 30, 2013, an increase of 9% over revenues of $100.5 million for the quarter ended June 30, 2012. Revenues for the six-month period ended June 30, 2013 were a record $213.8 million, compared with $196.1 million for the corresponding period in 2012, a gain of 9%.
Merit's non-GAAP net income for the quarter ended June 30, 2013 was $6.3 million, or $0.15 per share, compared to $8.9 million, or $0.21 per share, for the quarter ended June 30, 2012.
Merit's non-GAAP net income for the six months ended June 30, 2013 was $10.5 million, or $0.25 per share, compared to $16.1 million, or $0.38 per share, for the corresponding period of 2012.
GAAP net income for the quarter ended June 30, 2013 was $3.8 million, or $0.09 per share, compared to $6.1 million, or $0.14 per share, for the comparable quarter of 2012.
GAAP net income for the six-month period ended June 30, 2013 was $4.4 million, or $0.10 per share, compared to $11.8 million, or $0.28 per share, for the corresponding period of 2012.

“The second quarter of 2013 was evidence of our plan for performance and profit improvement,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “During the quarter we started up our new advanced manufacturing facility and consolidated our former facility in Murray, Utah onto our South Jordan campus. Although we anticipate that some ongoing expenses and start-up costs will continue during the third quarter of 2013, we came in below cost estimates and five weeks ahead of our scheduled plan.”
“We believe our new automation facilities and improved efficiency will help us improve our gross margins moving forward,” Lampropoulos said. “Our gross margin improvement of 140 basis points from the first quarter of 2013, as well as our inventory reduction of $3.0 million year-to-date, demonstrates the attention we have given to the metrics that drive performance. In the second quarter of 2013, we reduced SG&A expenses by 220 basis points and R&D expenditures by 90 basis points compared to the first quarter of 2013, helping to improve our operating profit from 1.7% in the first quarter of 2013 to 6.2% for the second quarter of 2013. We believe substantial additional improvement is forthcoming.”
“On the sales side, we focused on the Thomas Medical Products, Inc. (“Thomas Medical”) product portfolio, sales of which increased by almost 30% from the first quarter of 2013,” Lampropoulos continued. “We have expended substantial effort to sell our Thomas Medical products directly to customers to make up for the OEM sales shortfall we experienced during the first quarter of 2013. We also intend to develop new products through our Thomas Medical platform and introduce a number of recently-developed products in the third quarter of 2013.”
“Sales of our catheter and vascular access products, which continued to strengthen from the first quarter of 2013, were up 18%, and we believe our results will continue to improve when the PreludeEASE™ Hydrophilic Radial Sheath and the ASAP® LP Aspiration Catheter are introduced in the coming quarters,” Lampropoulos said. “Sales of our radial access products continue to improve partly due to approximately 16-20% of vascular access procedures performed in the United States being converted from femoral access to radial access procedures. With many European and international countries using radial access products in as many as 60% or more of vascular access procedures, we believe this represents a substantial opportunity for us in the near future.”
“We have just introduced the basixTOUCH™ Inflation Syringe and are experiencing substantial demand,” Lampropoulos said. “We are adding a second production line and expect to introduce the recently FDA-approved product in the United States in the fourth quarter of 2013. International demand is consuming substantially all of the basixTOUCH product we can currently produce. We believe the new production line, as well as the addition of a second shift, will help to substantially increase our market share and growth in this important segment of our business.”

“In summary, we have closed a facility, moved into a new facility while creating virtually no disruptions for our customers, and reduced inventory and expenses while increasing operating profits,” Lampropoulos added. “There are many additional opportunities for improvement. We will continue to focus on implementing new automation and efficiencies in our business as we move through the balance of the year and beyond.”
In the second quarter of 2013, compared to the second quarter of 2012, catheter sales grew 18%; custom kit and tray sales increased 8%; stand-alone device sales were up 3%; Endotek sales fell 1%; BioSphere sales decreased 12%; and inflation device sales fell 13%. Excluding lower sales to an OEM customer, inflation device sales were up 1%. Sales related to Merit's recent acquisition of Thomas Medical were $7.1 million for the second quarter of 2013. Excluding Thomas Medical sales, Merit's core business sales for the second quarter of 2013 were up 2% compared to the second quarter of 2012.
For the six-month period ended June 30, 2013, compared to the six months ended June 30, 2012, catheter sales increased 14%; custom kit and tray sales grew 8%; Endotek sales rose 2%; stand-alone device sales increased 2%; BioSphere sales decreased 9%; and inflation device sales fell 9%. Excluding lower sales to an OEM customer, inflation device sales were up 1%. Thomas Medical sales were $12.5 million for the six months ended June 30, 2013. Excluding Thomas Medical sales, Merit's core business sales for the six months ended June 30, 2013 were up 3% compared to the comparable period of 2012.
Gross margin for the second quarter of 2013 was 42.8% of sales, compared to 46.8% of sales for the second quarter of 2012 and 41.4% of sales for the first quarter of 2013. Gross margin for the six-month period ended June 30, 2013 was 42.1% of sales, compared to 46.5% of sales for the first six months of 2012. The reduction in gross margins from 2012 to 2013 was due primarily to higher standard costs of 1.4% and 1.8% of sales, respectively, resulting from lower production volumes for the three and six months ended June 30, 2013, amortization of developed technology costs of 1.2% and 1.3% of sales, respectively, associated with the integration of the operations of Thomas Medical, implementation of the Medical Device Excise Tax of 1.0% of sales for both periods of 2013, which was part of the Affordable Care Act, and non-recurring finished goods inventory mark-up costs of 0.3% of sales related to the Thomas Medical acquisition for the six months ended June 30, 2013. Excluding the non-recurring Thomas Medical finished goods inventory mark-up costs, gross margins would have been 42.4% of sales for the six months ended June 30, 2013. Merit's non-GAAP gross margin was 44.9% of sales for the quarter ended June 30, 2013, compared to 47.8% of sales for the quarter ended June 30, 2012. Non-GAAP gross margin was 44.3% of sales for the six months ended June 30, 2013, compared to 47.5% of sales for the six months ended June 30, 2012.
Selling, general and administrative expenses for the second quarter of 2013 were 28.7% of sales, compared to 30.1% of sales for the second quarter of 2012, and down from 30.9% of sales for the first quarter of 2013. For the six-month period ended June 30, 2013, SG&A expenses were 29.8% of sales, compared with 30.5% of sales for the first six months of 2012. The decrease in SG&A expenses during both periods was primarily due to the implementation of cost-cutting initiatives in expenses such as headcount, shows and conventions, 401(k) employer match, and bonuses. Non-GAAP SG&A expenses for the second quarter of 2013 were 27.4% of sales, compared to 28.6% of sales for the second quarter of 2012. Non-GAAP SG&A expenses for the six months ended June 30, 2013 were 27.8%, compared to 29.1% of sales for the six months ended June 30, 2012.
Research and development costs during the second quarter of 2013 were 7.9% of sales, compared to 6.6% of sales for the second quarter of 2012. Research and development costs were 8.3% of sales for the first six months of 2013, compared to 6.6% of sales for the corresponding period of 2012. The increase in research and development expenses for both periods was primarily due to headcount additions for research and development to support new product development, personnel increases in the regulatory department to support registrations in foreign countries to expand international product offerings, and research and development costs associated with the acquisition of Thomas Medical.
Merit's effective tax rate for the second quarter of 2013 was 25.0%, compared with 30.8% for the second quarter of 2012. For the six-month period ended June 30, 2013, Merit's effective tax rate was 15.2%, compared to 29.2% for the same period of 2012. The decrease in the effective tax rate for both periods was the result of a higher mix of earnings from Merit's foreign operations (primarily Ireland), which are taxed at a lower rate than Merit's U.S. operations.  In addition, the effective tax rate for the six months ended June 30, 2013 was lower than the corresponding period of 2012, due primarily to the reinstatement of the federal research and development credit for the 2012 tax year.  The credit was reinstated by the American Taxpayer Relief Act of 2012, which was signed on January 2, 2013 and recognized as a discrete benefit in the first quarter of 2013.

CONFERENCE CALL
Merit invites all interested parties to participate in its conference call today, July 31st, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-0844, and the international number is (480) 629-9835. A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

BALANCE SHEET
(Unaudited in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$13,143	$9,719
Trade receivables, net	58,416	53,402
Employee receivables	192	169
Other receivables	2,493	2,672
Inventories	81,560	84,599
Prepaid expenses	4,761	4,133
Prepaid income taxes	1,242	1,250
Deferred income tax assets	4,982	4,976
Income tax refunds receivable	511	1,076
Total Current Assets	167,300	161,996

Property and equipment, net	256,018	234,803
Other intangibles, net	112,703	118,131
Goodwill	175,108	175,108
Deferred income tax assets	4,237	4,237
Other assets	13,018	11,034
Total Assets	$728,384	$705,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	34,622	34,637
Accrued expenses	23,501	27,269
Current portion of long-term debt	10,000	10,000
Advances from employees	686	551
Income taxes payable	999	547
Total Current Liabilities	69,808	73,004

Deferred income tax liabilities
Liabilities related to unrecognized tax benefits	2,338	2,373
Deferred compensation payable	2,938	2,938
Deferred credits	6,603	5,956
Long-term debt	2,989	2,980
Other long-term obligations	246,828	227,566
Total Liabilities	7,331	8,915
	338,835	323,732
Stockholders' Equity
Common stock
Retained earnings	173,974	172,341
Accumulated other comprehensive income (loss)	214,841	210,418
Total stockholders' equity	734	(1,182)
Total Liabilities and Stockholders' Equity	389,549	381,577
	$728,384	$705,309

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

SALES	$109,875	$100,532	$213,823	$196,150

COST OF SALES	62,890	53,508	123,845	104,956

GROSS PROFIT	46,985	47,024	89,978	91,194

OPERATING EXPENSES
Selling, general and administrative	31,557	30,211	63,685	59,758
Research and development	8,648	6,591	17,756	13,032
Acquired in-process research and development		2,000		2,175
Total	40,205	38,802	81,441	74,965

INCOME FROM OPERATIONS	6,780	8,222	8,537	16,229

OTHER INCOME (EXPENSE)
Interest income	74	71	131	119
Interest (expense)	(1,842)	(112)	(3,381)	(224)
Other income	(7)	633	(70)	607
Total other income (expense) - net	(1,775)	592	(3,320)	502

INCOME BEFORE INCOME TAX EXPENSE	5,005	8,814	5,217	16,731

INCOME TAX EXPENSE	1,253	2,719	794	4,888

NET INCOME	$3,752	$6,095	$4,423	$11,843

EARNINGS PER SHARE-
Basic	$0.09	$0.14	$0.10	$0.28

Diluted	$0.09	$0.14	$0.10	$0.28

AVERAGE COMMON SHARES-
Basic	42,562	42,048	42,541	42,028

Diluted	42,670	42,469	42,753	42,457

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and six-month periods ended June 30, 2013 and 2012. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Non-GAAP ADJUSTMENTS
GAAP net income	$3,752	$6,095	$4,423	$11,843

Acquisition costs	27		494	67
Mark-up on finished goods (a)			580
Severance	266	65	1,346	252
Long-term asset impairment charges (b)	53	10	53	10
Long-term debt issuance charges	199		398
Acquired in-process research and development		2,000		2,175
Amortization of intangible assets
Cost of sales	2,363	1,002	4,726	1,996
SG&A expense	1,128	964	2,246	1,852
Contingent milestone payments (c)	17	431	33	460
Income tax effect of reconciling items (d)	(1,540)	(1,699)	(3,753)	(2,589)

	$6,265	$8,868	$10,546	$16,066

Non-GAAP net income per share	$0.15	$0.21	$0.25	$0.38

Diluted shares used to compute Non-GAAP net income per share	42,670	42,469	42,753	42,457
The non-GAAP income for adjustments referenced in the preceding table does not reflect stock-based compensation expense of approximately $324,000 and approximately $470,000 for the three-month periods ended June 30, 2013 and 2012, respectively, and stock-based compensation of approximately $783,000 and approximately $1.0 million for the six- month periods ended June 30, 2013 and 2012, respectively.

(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical.
(b) Amounts represent abandoned patents.
(c) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(d) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 2,750 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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